Exhibit 10.68B

AMENDMENT NO. TWO

TO THE

KEWAUNEE SCIENTIFIC CORPORATION

401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN

THIS AMENDMENT made and executed the 6th day of December, 2017, by Kewaunee Scientific Corporation (the “Corporation”);

W I T N E S S E T H

WHEREAS, the Corporation previously adopted and established the Kewaunee Scientific Corporation 401 Plus Executive Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees of the Corporation; and

WHEREAS, the Corporation has reserved in Section 8.1 of the Plan the right to amend the Plan from time to time; and

WHEREAS, the Corporation now desires to amend the Plan to allow participants to elect, with respect to deferrals and matching contributions attributable to periods on or after January 1, 2018, to establish multiple accounts under the Plan to be distributed following separation from service, with each account having its own form of payment election.

NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 2018:

1. The definition of “Account” in Section 2.1 of the Plan shall be amended in its entirety to read as follows:

“2.1 Account — A Participant’s Termination Accounts, collectively.”

2. A new Section 2.16A shall be added to the Plan to read as follows:

“2.16A Pay Deferral Account — A bookkeeping account maintained to record the amounts a Participant elects to have the Company credit to a Termination Account under this Plan through reduction of his or her Compensation and adjustments thereto, all pursuant to Article IV. If a Participant’s Pay Deferral Election allocates deferrals from the Participant’s Compensation between or among more than one Termination Account (for periods beginning on or after January 1, 2018), then references in the Plan to the Participant’s Pay Deferral Account shall include each Pay Deferral Account with respect to each of the Participant’s Termination Accounts where such context is applicable.”

3. Section 2.21 shall be revised to clarify that the defined term is “Retirement Date” rather than “Date” as follows:

“2.21 Retirement Date — The date as of which a Participant attains age sixty-five (65) or such earlier date as of which the Participant is eligible to receive a pension under a tax-qualified retirement plan maintained by the Company.”

4. A new Section 2.22A shall be added to the Plan to read as follows:

“2.22A Supplemental Company Matching Contribution Account — A bookkeeping account maintained to record the amounts the Company credits to a Termination Account for a Participant under this Plan and adjustments thereto, all pursuant to Article V. If a Participant’s Pay Deferral Election allocates deferrals from the Participant’s Compensation between or among more than one Termination Account (for periods beginning on or after January 1, 2018), then references in the Plan to the Participant’s Supplemental Company Matching Contribution Account shall include each Supplemental Company Matching Contribution Account (corresponding to each Pay Deferral Account) with respect to each of the Participant’s Termination Accounts where such context is applicable.”

5. A new Section 2.22B shall be added to the Plan to read as follows:

“2.22B Termination Account — A bookkeeping account maintained to record the amounts payable to a Participant under this Plan following a separation from service (or earlier distribution event) under Section 6.2. A Participant may maintain multiple Termination Accounts. The first Termination Account established under the Plan for a Participant shall be known as the ‘Primary Termination Account.’ For the avoidance of doubt, all amounts credited under the Plan with respect to periods prior to January 1, 2018 shall be deemed allocated to the Primary Termination Account. Each additional Termination Account shall be established as the ‘Second Termination Account,’ the ‘Third Termination Account’ and so on, and the additional Termination Accounts shall be referred to collectively as the ‘Additional Accounts’ or singularly as an ‘Additional Termination Account.’ Any deferral amount for a Plan Year (and Company contributions for such same Plan Year) not specifically allocated to the Primary Termination Account or an Additional Termination Account will be allocated to the Primary Termination Account.”

6. A new Section 4.1(c) shall be added to the end of Section 4.1 of the Plan to read as follows:

“(c)

Allocation to Termination Accounts and Method of Distribution. For Pay Deferral Elections made for periods on or after January 1, 2018, the Participant shall specify in his or her Pay Deferral Election (filed by the applicable deadline specified above in Section 4.1) whether to allocate the Participant’s Compensation deferrals to his or her Primary Termination Account and/or an Additional Termination Account. The Administrator may establish rules for the election of deferral allocations between or among

Termination Accounts, including minimum percentages. If no designation is made, Compensation deferrals shall be allocated to the Participant’s Primary Termination Account. When a Participant establishes a Primary Termination Account and/or an Additional Termination Account (effective January 1, 2018), the Participant shall specify in his or her Pay Deferral Election (filed by the applicable deadline specified above in Section 4.1) the method of distribution applicable to the Primary Termination Account and, if applicable, each Additional Termination Account in accordance with the distribution methods permissible under Section 6.3 (lump sum or installments). If a method of distribution is not specified in the Participant’s Pay Deferral Election, the Termination Account(s) shall be paid in single lump sum in accordance with Article VI. For the avoidance of doubt, a Participant can only allocate Compensation deferrals to an Additional Termination Account if such deferrals are attributable to periods beginning on or after January 1, 2018. ”

7. The first sentence of Section 5.1(a) of the Plan shall be revised to read as follows:

“Each Plan Year, the Company shall credit supplemental matching contributions under the Plan on behalf of each Participant in an amount equal to the total of (i) and (ii) below.”

8. The third sentence of Section 5.1(b) of the Plan shall be revised to read as follows:

“To the extent that the cumulative total of periodic matching contributions under this Plan and the Incentive Savings Plan for a Participant for the year is less than what the total matching contributions would have been if calculated on an annual basis (instead of being made payroll-by-payroll), then the Company shall credit an additional contribution under the Plan for the Participant equal to this difference.”

9. Section 5.1(d) of the Plan shall be revised in its entirety to read as follows:

“(d)	Crediting of Company Contributions. The amount of the Participant’s supplemental matching contributions shall be credited to the Supplemental Company Matching Contribution Account maintained on the Participant’s behalf under the Participant’s Primary Termination Account, or if applicable, between or among the Participant’s Primary Termination Account and Additional Termination Account(s) on the same proportionate basis as the Participant’s Compensation deferrals for the Plan Year are allocated to such Termination Accounts. Supplemental matching contributions shall be credited as of the date selected by the Committee.”

10. The first sentence of Section 6.2(a) of the Plan shall be amended in its entirety to read as follows:

“A Participant’s benefit from his or her Termination Accounts shall become payable upon his or her separation from service (within the meaning of Code §409A) as a result of termination of employment with or retirement from the Company.”

11. Section 6.2(c) of the Plan shall be amended to add a new sentence to the end thereof to read as follows:

“If an Unforeseeable Emergency withdrawal is made, such distribution shall be made from the Participant’s Pay Deferral Account attributable to the Termination Account with the earliest payment date before made from the Pay Deferral Account attributable to a Termination Account with a later payment date.”

12. Section 6.2(d) of the Plan shall be amended in its entirety to read as follows:

“(d) Disability. A Participant shall be entitled to a distribution of his or her Account if the Participant suffers Disability while in the employ of the Company prior to his or her severance from employment or Retirement Date.”

13. The first part of the first sentence of Section 6.2(e) of the Plan shall be amended to read as follows:

“If a Change in Control occurs and a Participant’s severance from service with the Company occurs no more than three (3) years after such date, the Participant shall be entitled to a distribution from his or her Account;”

14. The first two sentences of Section 6.3 of the Plan shall be amended to be replaced with the following four sentences:

“Each Employee who becomes a Participant in the Plan may elect his or her future method of benefit distribution as permitted by this Section 6.3 for his or her Termination Account(s) by filing a written election with the Company in accordance with such procedures as the Committee may prescribe. As part of the Pay Deferral Election with respect to which the Participant establishes his or her Primary Termination Account, and as part of the Pay Deferral Election with respect to which the Participant establishes one or more Additional Termination Accounts, the Participant shall designate the method of distribution for such Termination Account based on the methods described in Section 6.3(a) and Section 6.3(b). For the avoidance of doubt, a Participant may elect to choose different forms of distribution for his or her Primary Termination Account and each of his or her Additional Termination Account(s), provided the Participant makes a timely election pursuant to Section 4.1. A Participant may elect to change his or her elected method of distribution for a Termination Account to any method described under Section 6.3, provided that only one (1) such change shall be permitted with respect to a Termination Account, such election is received more than one (1) year prior to the Participant’s separation from service and the distribution of the Participant’s benefit pursuant to the revised election occurs no fewer than five (5) years from the date the Participant’s benefit would have commenced pursuant to the Participant’s original benefit distribution election for such Termination Account.”

15. Section 6.3(a) of the Plan shall be amended in its entirety to read as follows:

“(a)	Lump Sum; Default Method of Payment. A Participant may elect to receive benefits in a Termination Account in the form of a single lump sum distribution. Effective with respect to an Employee who first becomes a Participant on or after January 1, 2009, unless a Participant elected a method of payment at the time of the Pay Deferral Election, the Participant’s benefit under each Termination Account shall be paid in a single lump sum distribution. With respect to an Employee who became a Participant before 2009, (i) default distribution for a Primary Termination Account shall be made in the form of quarter-annual installment payments over a period of five (5) years, with each quarterly payment determined as the then balance of the Participant’s Primary Termination Account divided by the remaining number of installment quarters, and (ii) default distribution for an Additional Termination Account established on or after January 1, 2018 shall be made in the form of a single lump sum distribution. Notwithstanding the foregoing, if at any distribution date, the total amount credited to the Participant’s Account (including all Termination Accounts collectively) does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such amount shall be distributed to the Participant in a lump sum as of such date (which also shall be in lieu of any remaining installments under any Termination Account).”

16. Section 6.3(b) of the Plan shall be amended in its entirety to read as follows:

“(b)

Installment Payments. A Participant may elect to receive benefits in a Termination Account in quarterly or annual installment payments over a period of three (3) or five (5) years; provided, that if at any distribution date the total amount credited to the Participant’s Account (including all Termination Accounts collectively) does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such remaining amount in the Participant’s Account shall be distributed to the Participant in a lump sum as of such date (which also shall be in lieu of any remaining installments under any Termination Account). If a Participant receives benefits from a Termination Account in installment payments under this subsection (b), the payments will be made annually or quarterly, as applicable, based on the Participant’s Termination Account balance at the beginning of the payment period and will be redetermined annually by dividing the Participant’s Termination Account balance at the beginning of the applicable Plan Year by the number of remaining years in the payment period based on the Participant’s Termination Account payment election. The rate of return (positive or negative) during any payment year will be credited on the unpaid Participant’s Termination Account balance at the applicable Declared Rate(s).

Each installment payment shall be charged to the subaccounts into which the Participant’s Termination Account is divided pursuant to Section 4.2 in the same percentages that new amounts were credited prior to the Participant’s severance from service. The Participant may change such percentages, or transfer amounts among subaccounts in accordance with the provisions of Section 4.2 until the Termination Account is distributed in full, subject to such additional restrictions and procedures as the Committee may require. Notwithstanding the foregoing, if at any distribution date the total amount credited to the Participant’s Account (including all Termination Accounts collectively) does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such remaining amount in the Participant’s Account shall be distributed to the Participant in a lump sum as of such date (which also shall be in lieu of any remaining installments under any Termination Account).”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be properly executed on the 6th day of December, 2017.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ Thomas D. Hull III
Title:	Vice President of Finance

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